Exhibit 99.1

Pacific Premier Bancorp, Inc.  Announces Fourth Quarter and Year End 2005 Results (Unaudited)

Costa Mesa, Calif., January 31, 2006 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced fourth quarter net income of $1.7 million, or $0.25 per diluted share, compared to net income of $1.3 million, or $0.20 per diluted share, for the fourth quarter of 2004, an increase of 29.2%.  For the year ended December 31, 2005, the Company earned $7.2 million, or $1.08 per diluted share, compared to net income of $6.7 million, or $1.02 per diluted share, for the year ended December 31, 2004. All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding.

The results for the year ended December 31, 2004 included a total of $4.6 million of interest income, gain on sale income, and other income generated from the Company’s Participation Contract.  During 2005, the Company received $1.2 million in recoveries on charged-off loans associated with the residuals that had comprised the Participation Contract.

Return on average assets (ROAA) for the year ended December 31, 2005 was 1.18%, compared to 1.61% for the same period in 2004.  The Company’s return on average equity (ROAE) for the year ended December 31, 2005 was 15.17%, compared to 16.37% for the year ended December 31, 2004. ROAA for the three months ended December 31, 2005 was 1.02%, compared to 1.06% for the same period in 2004.  The Company’s ROAE for the three months ended December 31, 2005 was 13.58% compared to 12.06% for the three months ended December 31, 2004.  The Company’s basic and diluted book value per share increased to $9.67 and $8.09, respectively, at December 31, 2005, reflecting an annualized increase of 15.6% and 14.2% from December 31, 2004.

Steven R. Gardner, President and Chief Executive Officer, stated “During 2005, our employees effectively executed on our strategies to transform the Bank to a commercial banking platform while maintaining our growth momentum. We still have much to accomplish as we diversify our loan portfolio, grow core deposits and reduce our reliance on wholesale borrowings.  We continue to focus on building strong relationships with small business owners that result in long term depository relationships with us. Our commercial real estate loan volume has increased from $40 million in 2004 to $95 million this year, while our borrowers have increased their depository relationships with us from a low of $2 million at the end of 2004 to over $16 million at the end of 2005. This year we will be making significant investments in people and our three new branches along with the relocation of our Huntington Beach branch in the first half of the year.  These investments will position the Company to continue to grow business and consumer transaction accounts as well as total deposits in the later half of the year as well as in the future.”

Mr. Gardner continued “In order to manage our balance sheet growth, liquidity, and loan to deposit ratio, we have continued to sell excess multi-family loan production on a servicing retained basis at attractive gains.  Loan sales during the fourth quarter totaled $27.9 million with an average gain on sale of 81 basis points

For the three months and year ended December 31, 2005, net interest income increased 17.2% to $4.5 million and 11.2% to $17.1 million, respectively, from $3.8 million and $15.4 million for the same periods a year earlier.  During 2004, the Company’s net interest income benefited from $2.0 million of interest received from the Participation Contract. Interest income from the Participation Contract was eliminated at the end of 2004 when the remaining residual was sold for a net gain.  The primary reason for the increase in net interest income in 2005 over 2004 was the growth in interest income which totaled $33.7 million for the year ended December 31, 2005 versus $23.2 million for the year ended December 31, 2004.  The growth in interest income was predominately attributable to a 55.3% increase in average loans outstanding of $194.5 million, over the prior year period. Partially offsetting the increase in interest income was an increase in interest expense of 112%, or $8.8 million.  The increase in interest expense was attributable to increases in average deposits outstanding of $39.7 million and average borrowings of $141.9 million.  As part of the Company’s transformation to a commercial banking platform, management has implemented various strategies to increase interest income through the origination of higher yielding commercial real estate and small business loans and has simultaneously implemented strategies to increase core deposit growth through the acquisition of both business and consumer transaction accounts.

The Company’s net interest margin for the quarter ended December 31, 2005 was 2.75% compared to 3.14% for the same period ended December 31, 2004.  The decrease was primarily attributable to increases in the average cost of deposits and borrowings of 109 and 159 basis points, respectively, which was partially offset by an increase in loan yield of 75 basis points.  The increase in the loan yields is primarily due to the repricing of the Bank’s adjustable rate loans and the origination of higher yielding commercial real estate and business loans during 2005. At December 31, 2005, the Bank’s loan portfolio was comprised $584.9 million of adjustable rate loans, representing 96.7% of its total loan portfolio as of such date.  These loans have an overall average time to reprice of 12.4 months. The adjustable rate loan portfolio contains $214.9 million of loans that are scheduled to reprice in January 2006 of which $159.9 million is indexed to the 12 Month Treasury Average rate (12-MTA), a lagging index, and $31.6 million that is indexed to the six-month LIBOR rate. The increase in the cost of funds is attributable to the overall rising short-term interest rate environment and strong competitor deposit pricing within the Bank’s primary markets.  As part of the Bank’s strategy to transition to a commercial banking platform and reduce wholesale borrowings, it is focused on increasing core deposit accounts through initiatives which over the coming years are expected to attract additional consumer and business transaction accounts.

The provision for loan losses was $58,000 and $349,000 for the three months and year ended December 31, 2005, compared to $245,000 and $705,000 for the same periods in 2004, respectively.  The decrease in the provision for the three months ended December 31, 2005 compared to the same period in 2004 was primarily due to a smaller increase in loan growth, which increased by $31.0 million during the fourth quarter of 2005 compared to $64.8 million in the same period of 2004, and net recoveries of $92,000 during the 2005 quarter compared to net charge-offs of $22,000 in the same period in 2004.  Additionally, the level of provision reflects the Company’s on-going improvement in asset quality since the current management team implemented the strategic business plan in 2001 that substantially strengthened the credit administration, risk management and loss mitigation functions within the Bank.

Non-interest income was $1.2 million and $4.1 million for the three months and year ended December 31, 2005, compared to $1.0 million and $4.2 million for the same periods ended December 31, 2004.  The 16.5% increase in noninterest income for the three month period was primarily due to $227,000 in gains from the sale of $20.9 million and $7.0 million of multi-family and commercial property loans, respectively, (with servicing-retained on all loans sold during the quarter) and $488,000 in prepayment penalty income received from the early pay-off of $21.9 million of multi-family and commercial real estate loans.  In the fourth quarter of 2004, the Company recognized a gain of $437,000 in connection with the sale of the final residual interest component of the Participation Contract.  During the year ended 2005, prepayment penalty income increased by $882,000 and gains on loan sales increased by $485,000 over the prior year. The 2.7% decrease in non-interest income for the year ended December 31, 2005, was primarily due to a reduction of income associated with the Participation Contract.  In 2004, the Company recognized a $2.4 million gain from the sale of the residual interest components of the Participation Contract. During 2005, the Company collected $1.2 million in recoveries on the collection of charged-off loans associated with the Participation Contract.

Non-interest expense was $3.5 million and $12.3 million for the three months and year ended December 31, 2005, respectively, compared to $2.7 million and $11.2 million for the same periods ended December 31, 2004.  The increase in noninterest expense during the year ended 2005 was the result of an increase in compensation and benefits of $762,000 including $155,000 of recruiting expense, a $166,000 increase in premises and occupancy expense, and marketing costs of $121,000.  The growth in non-interest expense during the fourth quarter of 2005 was due to initiatives associated with the Bank’s expanding branch network and the hiring of business banking executives as part of our transition towards a commercial banking platform.  At December 31, 2005, the Company had 87 full-time equivalent employees compared to 80 at December 31, 2004. The Bank expects to add additional staffing in the first half of 2006 for its three new branches.

The Company’s tax provision for the three months and year ended December 31, 2005 was $380,000 and $1.4 million, respectively.  For the same periods a year earlier, the tax provision was $547,000 and $972,000, respectively.  The Company benefited from a reduction in its valuation allowance for deferred taxes in the quarter and year ended December 31, 2005 and for the quarter and year ended December 31, 2004 of $500,000, $2.0 million, $0, and $1.7 million, respectively.  The Company’s valuation allowance for deferred taxes was $2.0 million at December 31, 2005.

Total assets of the Company were $702.7 million as of December 31, 2005, compared to $543.1 million as of December 31, 2004.  The $159.6 million, or 29.4%, increase in total assets was the result of increases of $133.0 million, or 28.3%, in net loans and $18.1 million, or 113%, in cash and cash equivalents.   The increase in net loans was primarily comprised of $187.0 million of multi-family, $85.5 million of commercial real estate, and $10.2 million of business loans during the year.  These increases in net loans were partially offset by loan sales totaling $59.8 million which generated net gains of $590,000 and early payoff of loans totaling $78.8 million which generated prepayment penalty income of $1.4 million.  Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio and net balance sheet growth and expects to continue to do for the foreseeable future.   For the quarter ended December 31, 2005, the Bank closed a total of $92.8 million of new loan originations consisting of $58.8 million of multi-family, $30.2 million of commercial real estate, and $3.8 million of business loans.  The pipeline at December 31, 2005 was $62.0 million in multi-family and commercial real estate loans and $7.7 million in business loans.

The allowance for loan losses increased by $424,000 to $3.1 million as of December 31, 2005, compared to December 31, 2004.   The allowance for loan losses as a percent of non-accrual loans was 181% and 111% as of December 31, 2005 and December 31, 2004, respectively.  Net non-accrual loans and other real estate owned were $1.5 million and $211,000, respectively, at December 31, 2005, compared to $2.1 million and $351,000, respectively, as of December 31, 2004.  The ratio of net nonperforming assets to total assets at December 31, 2005 was 0.28%. All nonperforming assets are concentrated in the Bank’s single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

Total deposits were $327.9 million as of December 31, 2005, compared to $288.9 million at December 31, 2004.   The increase in deposits was comprised of an increase of $6.6 million in transaction accounts, $14.1 million of brokered certificates of deposit, and an increase in retail certificates of deposit of $18.3 million.  The cost of deposits as of December 31, 2005 was 3.16%, an increase of 98 basis points since December 31, 2004.

At December 31, 2005, total borrowings of the Company amounted to $318.1 million, a 53.9% increase from December 31, 2004, and were comprised of the Bank’s $260.0 million and $36.8 million of FHLB term borrowings and overnight advances, respectively, $11.0 million of other borrowings and the Company’s $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities.  The total cost of the Company’s borrowings and deposits at December 31, 2005 was 3.63% compared to 2.32% at December 31, 2004.

The Bank’s tier 1 (core) capital and total risk-based capital ratios at December 31, 2005 were 7.79% and 11.78%, respectively.  The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, and Pasadena.  The Bank is scheduled to open its fourth, fifth, and sixth branches in Cypress, Newport Beach, and Costa Mesa, California, respectively, during the second quarter of 2006.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31, 2005	December 31, 2004

	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$10,055	$3,003
Federal Funds Sold	24,000	13,000

Cash and cash equivalents	34,055	16,003
Investment securities available for sale	35,850	36,455
Investment securities held to maturity	13,945	8,389
Loans held for sale	456	532
Loans held for investment, net of allowance for loan losses of $3,050 in 2005 and $2,626 in 2004 respectively	602,937	469,822
Accrued interest receivable	3,007	1,938
Foreclosed real estate	211	351
Premises and equipment	5,984	5,244
Deferred income taxes	5,188	3,473
Other assets	1,100	917

Total assets	$702,733	$543,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts
Transaction accounts	$81,818	$75,170
Certificates of deposit	246,118	213,717

	327,936	288,887
Total Deposits
Other borrowings	307,835	196,400
Subordinated debentures	10,310	10,310
Accrued expenses and other liabilities	6,073	3,499

Total liabilities	652,154	499,096

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value	53	53
Additional paid-in capital	67,198	67,564
Accumulated deficit	(16,059)	(23,280)
Unrealized loss on available for sale securities, net of tax	(613)	(309)

Total stockholders’ equity	50,579	44,028

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$702,733	$543,124

PACIFIC PREMIER BANCORP AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

INTEREST INCOME:
Loans	$9,125	$5,899	$31,710	$19,719
Other interest-earning assets	575	432	1,997	3,503

Total interest income	9,700	6,331	33,707	23,222

INTEREST EXPENSE:
Interest-bearing deposits	2,597	1,534	8,333	5,482
Other borrowings	2,477	879	7,616	1,994
Subordinated debentures	176	122	622	340

Total interest expense	5,250	2,535	16,571	7,816

NET INTEREST INCOME	4,450	3,796	17,136	15,406

PROVISION FOR LOAN LOSSES	58	245	349	705

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,392	3,551	16,787	14,701

NONINTEREST INCOME:
Loan servicing fee income	541	234	1,541	616
Bank and other fee income	97	145	480	592
Net gain from loan sales	227	—	590	105
Net gain from investment securities	—	437	—	2,368
Other income	303	186	1,519	565

Total noninterest income	1,168	1,002	4,130	4,246

NONINTEREST EXPENSE:
Compensation and benefits	1,997	1,744	7,612	6,850
Premises and occupancy	488	326	1,522	1,356
Data processing	85	77	335	310
Net loss (gain) on foreclosed real estate	(7)	5	(14)	(8)
Marketing expense	208	44	382	261
Other expense	708	494	2,423	2,465

Total noninterest expense	3,479	2,690	12,260	11,234

NET INCOME BEFORE TAXES	2,081	1,863	8,657	7,713
PROVISION FOR INCOME TAXES	380	547	1,436	972

NET INCOME	$1,701	$1,316	$7,221	$6,741

Basic Average Shares Outstanding	5,250,965	5,258,738	5,256,906	5,256,334
Basic Earnings per Share	$0.32	$0.25	$1.37	$1.28
Diluted Average Shares Outstanding	6,682,202	6,702,084	6,658,240	6,622,735
Diluted Earnings per Share	$0.25	$0.20	$1.08	$1.02

PACIFIC PREMIER BANCORP AND SUBSIDIARY
Statistical Information
UNAUDITED (In thousands)

	As of December 31, 2005	As of December 31, 2004

Asset Quality:
Non-accrual loans, net of specific allowance	$1,502	$2,127
Real estate owned	$211	$351
Nonperforming assets, net of specific allowance	$1,713	$2,477
Net charge-offs (recoveries) for the quarter ended	$(92)	$22
Net charge-offs for the year ended	$(75)	$131
Allowance for loan losses	$3,050	$2,626
Net charge-offs to average loans, annualized	(0.06)%	0.02%
Net non-accrual loans to total loans	0.25%	0.45%
Net non-accrual loans to total assets	0.21%	0.39%
Net non-performing assets to total assets	0.24%	0.46%
Allowance for loan losses to total loans	0.50%	0.56%
Allowance for loan losses to non-accrual loans	180.82%	110.77%
Average Balance Sheet: for the Quarter ended
Total assets	$666,938	$498,054
Loans	$595,328	$438,727
Deposits	$329,799	$282,491
Borrowings	$269,579	$156,964
Subordinated debentures	$10,310	$10,310
Share Data:
Basic book value	$9.67	$8.37
Diluted book value	$8.09	$7.08
Closing stock price	$11.80	$13.26
Pacific Premier Bank Capital:
Tier 1 (core) capital	$54,376	$49,071
Tier 1 (core) capital ratio	7.79%	9.09%
Total risk-based capital ratio	11.78%	13.59%
Loan Portfolio
Real estate loans:
Multi-family	$459,714	$394,582
Commercial and land	125,426	54,502
One-to-four family	16,561	22,347
Business loans	3,248	103
Other loans	27	75

Total gross loans	$604,976	$471,609

	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004

Profitability and Productivity:
Return on average assets	1.18%	1.61%
Return on average equity	15.17%	16.37%
Net interest margin	2.88%	3.82%
Non-interest expense to total assets	1.74%	2.07%
Efficiency ratio	57.72%	57.21%